Exhibit 10.1
RIVIAN
EXECUTIVE BONUS PLAN
1.Purpose
This Executive Bonus Plan (the “Plan”) is intended to provide an incentive for superior work and to motivate eligible executives of Rivian, LLC (the “Company”) and its subsidiaries, affiliates and other related entities (collectively, “Rivian” and the Company or related entity that employs a particular executive, the “Employer”) toward even higher achievement and business results, to tie their goals and interests to those of Rivian and Rivian Automotive, Inc.’s (“Parent’s”) stockholders and to enable Rivian to attract and retain highly qualified executives. The Plan is for the benefit of Covered Executives (as defined below) during the period commencing January 1, 2022 and ending December 31, 2022 and consecutive annual performance periods thereafter (each of calendar year 2022 and such consecutive annual performance periods, a “Performance Period”). The Performance Period is the period over which Rivian’s performance is measured for purposes of determining whether a bonus pool will be funded and the amount of any such bonus pool.
2.Administration
The Board of Directors of Parent (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee” and, together with the Board, the “Administrator”) shall administer the Plan in all respects and all references to “Administrator” shall mean the Board and/or the Compensation Committee, except that, with respect to the Chief Executive Officer of the Company, the Board shall administer the Plan and all references to “Administrator” shall mean the Board. The Administrator may delegate responsibility for day to day administration of the Plan.
3.Covered Executives
Participation in the Plan is limited to employees of any Rivian entity who are (a) named executive officers of Parent, (b) executive officers of any Rivian entity as determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended, and/or (c) employed within the salary band level of RIV11 or above (the “Eligible Executives”). The Administrator shall determine which Eligible Executives shall be eligible to participate in the Plan for a given Performance Period (the “Covered Executives”). From time to time, the Administrator may select other Eligible Executives to be eligible to receive bonuses hereunder and each such Eligible Executive shall be a Covered Executive for the purposes of the Plan. Participation in the Plan is in the sole discretion of the Administrator. Accordingly, a Covered Executive who is a participant in the Plan with respect to a particular Performance Period is in no way guaranteed or assured of being selected for participation in the Plan in any subsequent Performance Period.
4.Bonus Determinations
(a)The bonus pool for each Performance Period shall be funded, if at all, based upon Rivian’s attainment of corporate performance objectives which are established for the Performance Period by the Administrator (the “Performance Goals”) and other factors it considers relevant at the time. The Administrator may determine a “threshold,” “target” and “stretch” level of attainment for each Performance Goal or may specify that a Performance Goal is merely subject to achievement or not, and may specify the applicable percentage achievement corresponding to each level of attainment, including, if applicable, any intermediate levels of attainment (the “Achievement Level Factor”). The weighting of each Performance Goal shall also be specified by the Administrator, and the aggregate weightings may exceed 100%.

(b)The amount of bonus that can be earned by any Covered Executive during the Performance Period, if any, shall be based on the Covered Executive’s target bonus percentage (“Target Bonus Percentage”), which shall be established by the Administrator and expressed as a percentage of the Covered Executive’s base salary. Unless determined otherwise by the Administrator, in its sole discretion, the maximum amount payable to any Covered Executive shall be 150% of such Covered Executive’s Target Bonus Percentage in any given Performance Period.
(c)As soon as administratively practicable following the date financial statements for the Performance Period are finalized and available from Rivian, the Administrator shall determine the achievement level of each Performance Goal for the full Performance Period and whether and at what amount the bonus pool will be funded. To the extent the bonus pool is funded, the Covered Executive’s bonus payment, if any (the “Bonus Payment”), shall be the sum of the amount for each Performance Goal calculated by multiplying (1) the Achievement Level Factor for the applicable Performance Goal times (2) the weighting for such Performance Goal times (3) the Target Bonus Percentage for the Covered Executive times (4) the Covered Executive’s annual base salary and (5) with respect to any Covered Executive whose employment or service first began during a Performance Period, any proration percentage applied based on the Covered Executive’s new hire/engagement date or any other change in position, as determined by the Administrator, in its discretion.
(d)Unless otherwise determined by the Administrator, Covered Executives who are (i) on a Performance Improvement Plan or equivalent (i.e., formal review or measures following a negative performance assessment) or (ii) subject to progressive discipline, as applicable, for engaging in substantial, material violations of Rivian policy (as determined by the Administrator, in its discretion), at the time bonuses are determined hereunder shall not be entitled to a Bonus Payment and the Administrator may choose, in its discretion, to award none or a portion of any Bonus Payment.
(e)The Administrator may, in its sole discretion and at any time, (i) pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the Plan based upon such other terms and conditions as the Administrator may in its discretion determine, (ii) increase, reduce or eliminate any bonus otherwise payable under the Plan and/or (iii) establish, terminate or modify Performance Periods. The Administrator may determine the amount of any reduction on the basis of such factors as it deems relevant, and shall not be required to establish any allocation or weighting with respect to the factors it considers.
(f)Subject to applicable law, the payment of a bonus, if any, to a Covered Executive with respect to the Performance Period shall be conditioned upon the Covered Executive’s continued employment or, if not an employee, continued provision of services, to the Covered Executive’s Employer through the date such payment is made; provided, however, that the Administrator may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s retirement, death or disability. Payment of any bonuses to Covered Executives shall be made as soon as practicable, as determined by the Administrator after the end of the Performance Period.
(g)Bonus Payments will be made in a lump sum cash payment unless, prior to the payment date with respect to any Performance Period, the Administrator determines that all or any portion of the Bonus Payments for such Performance Period will be paid in the form of shares of Class A common stock of Parent (or restricted stock units covering shares of Class A common stock of Parent, which restricted stock units may or may not be subject to vesting conditions, as determined by the Administrator), subject to the terms and conditions of Parent’s 2021 Incentive Award Plan or any future equity plan adopted by Parent (collectively, the “Incentive Award Plan”), all as may be amended from time to time. Notwithstanding the foregoing, to the extent that the Administrator determines to pay Bonus Payments in the form of shares of Class A common stock of Parent (or restricted stock units covering shares of Class A common stock of Parent), then any such Bonus Payments made to any Covered Executive who is not eligible to be issued stock pursuant to the Incentive Award Plan, notwithstanding such determination, will be paid in cash.
(h)For the avoidance of doubt and unless otherwise determined by the Administrator in accordance with applicable law, Covered Executives not on any Employer’s payroll (or otherwise receiving compensation, for service providers who are not employees) or who are no longer providing services to the applicable Employer through the date any Bonus Payments are made will not be eligible to receive a Bonus Payment for the applicable Performance Period.
(i)The decision to award a bonus under this Plan, the amount of that bonus, and the form of Bonus Payments are at the Administrator’s discretion, and any bonus paid with respect to any Performance Period or in any given year, or the Administrator’s decision to pay Bonus Payments in any particular form does not imply any entitlement to a bonus in another year or Performance Period or to receive a Bonus Payment in any particular form.
5.Amendment and Termination
The Company reserves the right to amend or terminate the Plan at any time in its sole discretion.
6.Tax Withholding
The applicable Employer shall withhold all applicable taxes and other statutory and contractual deductions from any Bonus Payment made under the Plan, including any federal, state, provincial and local taxes and other social security deductions, where applicable.
7.No Effect on Employment or Service
Nothing in the Plan shall interfere with or limit in any way any Employer’s right to terminate any Covered Executive’s employment or service at any time, with or without cause. Except as may be otherwise provided by a binding written agreement entered into between an Employer and any Covered Executive, a Covered Executive’s employment or other service relationship with an Employer and its affiliates is on an at-will basis only. Participation in the Plan does not imply or create an employment or other service relationship between Rivian and any of the Covered Executives. Each and every Employer expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment or service with or without cause. There shall be no right to compensation for loss of any actual or potential bonus payment resulting from termination of employment or other service, amendment or termination of the Plan, a determination by the Administrator, or otherwise.
8.Term of Plan
The Plan shall be deemed to be effective as of January 1, 2022, and it shall remain in effect until all payments with respect to the applicable Performance Period have been made, or, if earlier, the termination of the Plan in accordance with Section 5 above.
9.Unfunded Obligations
The rights of Covered Executives under the Plan shall be unfunded and unsecured. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. Neither the Company nor any other Employer shall be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any bonus under the Plan.

10.Rights Not Transferable
No rights of any Covered Executive to payments of any amounts under the Plan shall be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of other than by will or by laws of descent and distribution, and any such purported sale, exchange, transfer, assignment, pledge, hypothecation or disposition shall be void.
11.Governing Law
The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware (without regard to principles of conflicts of law), provided, that, notwithstanding the foregoing, in respect of any individual employed in the State of California who is not represented by counsel for the purposes of negotiating the provisions of this Section 11, the Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of California (without regard to principles of conflicts of law).
12.Section 409A

It is intended that the payments under this Plan comply with or be exempt from Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after January 1, 2022, such that no adverse tax consequences or penalties under Section 409A apply. Accordingly, to the maximum extent permitted, this Plan shall be interpreted to be in compliance with Section 409A and any payment hereunder shall be made in compliance with or pursuant to an exemption from Section 409A.
Approved by the Compensation Committee of the Board of Directors of Rivian Automotive, Inc. on September 7, 2022.

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